Exhibit 99.1

July 27, 2017	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Announces Second Quarter 2017 Results
HOUSTON, July 27, 2017/PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today reported financial and operating results for the second quarter of 2017.

Second Quarter 2017 Highlights

•	Equivalent daily production growth of 14 percent relative to the prior-year comparable quarter

•	Net income of $21.5 million compared to a net loss of $62.9 million in the prior-year comparable quarter

•	Net income excluding selected items of $64.0 million compared to a net loss of $30.2 million in the prior-year comparable quarter

•	Cash flow from operating activities of $260.6 million, an increase of 206 percent relative to the prior-year comparable quarter

•	EBITDAX of $274.4 million, an increase of 115 percent relative to the prior-year comparable quarter

•	Generated positive free cash flow (cash flow from operating activities less capital expenditures) for the fifth consecutive quarter

•	Natural gas price realizations improved by 46 percent relative to the prior-year comparable quarter

•	Operating expenses per unit improved by nine percent relative to the prior-year comparable quarter

•	Previously announced a 150 percent increase in the quarterly dividend, effective during the second quarter

•	Repurchased 3.0 million shares during the second quarter at a weighted-average share price of $22.41
"Our second quarter results demonstrate what our high-quality asset base can continue to deliver, highlighted by double-digit year-over-year production growth while generating positive free cash flow for the fifth consecutive quarter," said Dan O. Dinges, Chairman, President and Chief Executive Officer. "We continue to focus our capital allocation efforts not only on driving returns-focused growth from our deep inventory base, but also on increasing our return of capital to shareholders as evidenced by our dividend increase and share repurchases during the quarter. Year-to-date we have returned over $100 million of our free cash flow to shareholders.”

Second Quarter 2017 Financial Results
Equivalent production for the second quarter of 2017 was 173.1 billion cubic feet equivalent (Bcfe), consisting of 166.2 billion cubic feet (Bcf) of natural gas, 1,014.0 thousand barrels (Mbbls) of crude oil and condensate, and 132.4 Mbbls of natural gas liquids (NGLs).
Net income for the second quarter of 2017 was $21.5 million, or $0.05 per share, compared to a net loss of $62.9 million, or $0.14 per share, for the second quarter of 2016. Net income for the second quarter of 2017 included the impact of a non-cash, after-tax impairment charge of $43.2 million primarily associated with non-core oil and gas properties and related pipeline assets in West Virginia, Virginia and Ohio that were classified as held for sale as of June 30, 2017. Excluding the effect of this impairment and other selected items (detailed in the supplemental table below), net income was $64.0 million, or $0.14 per share, compared to a net loss of $30.2 million, or $0.07 per share, for the second quarter of 2016. Cash flow from operating activities for the second quarter of 2017 was $260.6 million, compared to $85.2 million for the second quarter of 2016. Discretionary cash flow for the second quarter of 2017 was $255.7 million, compared to $97.6 million for the second quarter of 2016. EBITDAX for the second quarter of 2017 was $274.4 million, compared to $127.6 million for the second quarter of 2016. See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures including discretionary cash flow, net income (loss) excluding selected items, EBITDAX and net debt to adjusted capitalization ratio.
Natural gas price realizations, including the impact of derivatives, were $2.38 per thousand cubic feet (Mcf) for the second quarter of 2017, a 46 percent improvement compared to second quarter of 2016. The Company’s natural gas price realizations for the quarter represented an $0.80 discount to NYMEX settlement prices. Oil price realizations, including the impact of derivatives, were $44.96 per barrel (Bbl), an increase of 12 percent compared to the second quarter of 2016. NGL price realizations were $16.59 per Bbl, an increase of 33 percent compared to the second quarter of 2016.
Operating expenses (including financing) decreased to $2.02 per thousand cubic feet equivalent (Mcfe) in the second quarter of 2017, a nine percent improvement compared to $2.22 per Mcfe in the second quarter of 2016. Cash operating expenses (excluding depreciation, depletion and amortization; stock-based compensation; exploratory dry hole cost; and amortization of debt issuance costs) decreased to $1.12 per Mcfe in the second quarter of 2017, a six percent improvement over the second quarter of 2016.
Cabot incurred a total of $195.1 million of capital expenditures during the second quarter of 2017 including $168.3 million of drilling and facilities capital associated with drilling 27 gross (21.1 net) wells and completing 26 gross (24.0 net) wells; $23.6 million of leasehold acquisition capital primarily associated with the Company’s grassroots leasing efforts in two new exploratory operating areas; and $3.2 million of other capital. Additionally, the Company contributed $5.9 million to its equity pipeline investments in the Atlantic Sunrise and Constitution projects during the second quarter of 2017.

See the supplemental table at the end of this press release reconciling the capital expenditures for the quarter.

Year-To-Date 2017 Financial Results
Equivalent production for the six-month period ended June 30, 2017 was 343.1 Bcfe, consisting of 330.0 Bcf of natural gas, 1,934.6 Mbbls of crude oil and condensate, and 255.9 Mbbls of NGLs.
For the six-month period ended June 30, 2017, net income was $127.2 million, or $0.27 per share, compared to a net loss of $114.1 million, or $0.25 per share, for the six-month period ended June 30, 2016. Excluding the effect of selected items (detailed in the supplemental table below), net income was $153.1 million, or $0.33 per share, compared to a net loss of $85.6 million, or $0.19 per share, for the six-month period ended June 30, 2016. For the six-month period ended June 30, 2017, cash flow from operations was $529.9 million, compared to $152.3 million for the six-month period ended June 30, 2016. Discretionary cash flow was $528.7 million for the six-month period ended June 30, 2017, compared to $168.8 million for the six-month period ended June 30, 2016. EBITDAX for the six-month period ended June 30, 2017 was $580.7 million, compared to $229.1 million for the six-month period ended June 30, 2016.
Natural gas price realizations, including the impact of derivatives, were $2.51 per Mcf for the six-month period ended June 30, 2017, a 62 percent improvement compared to the six-month period ended June 30, 2016. Oil price realizations, including the impact of derivatives, were $45.80 per Bbl, an increase of 34 percent compared to the six-month period ended June 30, 2016. NGL price realizations were $18.58 per Bbl, an increase of 84 percent compared to the six-month period ended June 30, 2016.
Operating expenses (including financing) decreased to $2.01 per Mcfe for the six-month period ended June 30, 2017, a 10 percent improvement compared to $2.24 per Mcfe for the six-month period ended June 30, 2016. Cash operating expenses (excluding depreciation, depletion and amortization; stock-based compensation; exploratory dry hole cost; and amortization of debt issuance costs) decreased to $1.13 per Mcfe for the six-month period ended June 30, 2017, a four percent improvement compared to the six-month period ended June 30, 2016.
Cabot incurred a total of $407.3 million of capital expenditures during the six-month period ended June 30, 2017 including $310.3 million of drilling and facilities capital associated with drilling 48 gross (42.1 net) wells and completing 51 gross (48.0 net) wells; $91.5 million of leasehold acquisition capital primarily associated with the Company’s grassroots leasing efforts in two new exploratory operating areas; and $5.5 million of other capital. Additionally, the Company contributed $13.6 million to its equity pipeline investments in the Atlantic Sunrise and Constitution projects during the six-month period ended June 30, 2017.

Second Quarter 2017 Operational Highlights
Marcellus Shale
During the second quarter of 2017, Cabot averaged 1,771 million cubic feet (Mmcf) per day of net Marcellus production (2,079 gross operated Mmcf per day). During the second quarter, the Company drilled 13.7 net wells, completed 8.0 net wells and placed 6.0 net wells on production. "The average cumulative production for the 26 fourth generation wells that we placed on production during the first half of 2017 continues to outperform our 4.4 Bcf per 1,000 lateral feet type curve," noted Dinges.
Cabot is currently operating two rigs and utilizing one 24-hour completion crew in the Marcellus Shale and plans to remain at this level for the remainder of the year.
Eagle Ford Shale
Cabot's net production in the Eagle Ford Shale during the second quarter of 2017 was 13,146 barrels of oil equivalent (Boe) per day (84% oil), an increase of nine percent sequentially compared to the first quarter of 2017. During the second quarter, the Company drilled 7.4 net wells and completed and placed on production 16.0 net wells. “Despite lower oil production volumes than originally anticipated for the quarter primarily due to operational delays and an extended clean up period for our longer lateral wells, we are confident that we will generate double-digit oil production growth for the year,” commented Dinges.
Cabot is currently operating one rig and utilizing one 24-hour completion crew in the Eagle Ford Shale. The Company plans to maintain one rig for the remainder of the year and cease its completion activity for the year in October.

Share Repurchase Program Update
During the second quarter of 2017, Cabot repurchased 3.0 million shares at a weighted-average share price of $22.41. The Company has approximately 7.1 million shares remaining under its share repurchase program. “We will remain opportunistic with our share repurchase program as we continue to become more confident in the timing of infrastructure additions and the resulting increased level of positive free cash flow that we are anticipating in the coming years,” stated Dinges.

Non-Core Asset Sale
During the second quarter of 2017, the Company entered into a purchase and sale agreement to sell certain legacy conventional oil and gas properties located in West Virginia, Virginia and Ohio for $41.3 million, subject to customary purchase price adjustments. Year-to-date 2017 production from these properties was 38.8 million cubic feet equivalent (Mmcfe) per day (99% gas). This transaction is expected to close by the end of the third quarter of 2017. Cabot will retain the deep rights across this approximately 780,000 net acre position. "Since we first began leasing in the Marcellus Shale in 2006, we have made efforts to high-grade our portfolio by opportunistically monetizing non-core assets and focusing our drilling activity in our lower-cost assets,” said Dinges. “We have not allocated drilling capital to this legacy asset position since 2009 and had no plans to allocate capital to these assets in the future given our substantial drilling inventory in the Marcellus and Eagle Ford and our increased focus on returning capital to shareholders."

Financial Position and Liquidity
As of June 30, 2017, Cabot had total debt of $1.5 billion and cash on hand of $516.5 million. The Company's net debt to adjusted capitalization ratio and net debt to trailing twelve months EBITDAX ratio were 27.6 percent and 1.1x, respectively, compared to 28.5 percent and 1.8x as of December 31, 2016.
Total commitments under the Company’s credit facility remain unchanged at $1.8 billion, with approximately $1.7 billion currently available to Cabot. The Company currently has no debt outstanding under the credit facility, resulting in approximately $2.2 billion of liquidity.

Third Quarter and Full-Year 2017 Guidance Update
Cabot has provided third quarter 2017 net production guidance of 1,750 to 1,800 Mmcf per day for natural gas; 13,000 to 13,750 Bbls per day for crude oil and condensate; and 1,350 to 1,450 Bbls per day for NGLs. “The mid-point of our natural gas production guidance for the third quarter implies a three percent sequential decline relative to the second quarter primarily due to mechanical issues at a third-party compressor station that began in late June and are expected to continue until late August; however, we anticipate sequential growth of natural gas volumes in the fourth quarter,” noted Dinges.
The Company has reaffirmed its 2017 production growth guidance range of 8 - 12 percent (including 10 - 15 percent oil production growth) and its total 2017 program spending of $845 million, which is comprised of $775 million of exploration and production (E&P) spending and $70 million of contributions to its equity pipeline investments.
For further disclosure on Cabot's natural gas pricing exposure by index and cost guidance, please see the current Guidance slide in the Investor Relations section of the Company's website.

Conference Call Webcast
A conference call is scheduled for Friday, July 28, 2017, at 9:30 a.m. Eastern Time to discuss second quarter 2017 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.
Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.
This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “target”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Form 10-K and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
PRODUCTION VOLUMES
Natural gas (Bcf)	166.2	144.3	330.0	297.4
Crude oil and condensate (Mbbl)	1,014.0	1,139.3	1,934.6	2,248.9
Natural gas liquids (NGLs) (Mbbl)	132.4	112.9	255.9	205.0
Equivalent production (Bcfe)	173.1	151.8	343.1	312.1

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$2.38	$1.63	$2.51	$1.55
Natural gas, excluding hedges ($/Mcf)	$2.38	$1.55	$2.51	$1.52
Crude oil and condensate, including hedges ($/Bbl)	$44.96	$40.30	$45.80	$34.06
Crude oil and condensate, excluding hedges ($/Bbl)	$44.03	$40.51	$45.29	$34.16
NGL ($/Bbl)	$16.59	$12.43	$18.58	$10.09

AVERAGE UNIT COSTS ($/Mcfe)
Direct operations	$0.16	$0.17	$0.15	$0.17
Transportation and gathering	0.70	0.71	0.71	0.70
Taxes other than income	0.05	0.06	0.05	0.05
Exploration	0.02	0.02	0.03	0.03
Depreciation, depletion and amortization	0.83	0.97	0.81	0.99
General and administrative (excluding stock-based compensation)	0.08	0.09	0.09	0.10
Stock-based compensation	0.06	0.05	0.05	0.06
Interest expense	0.12	0.14	0.12	0.15
	$2.02	$2.22	$2.01	$2.24

WELLS DRILLED (1)
Gross	27	7	48	17
Net	21.1	7.0	42.1	17.0

WELLS COMPLETED (1)
Gross	26	13	51	28
Net	24.0	13.0	48.0	28.0

(1)     Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
OPERATING REVENUES
Natural gas	$395,328	$223,232	$828,770	$450,811
Crude oil and condensate	44,625	46,156	87,616	76,833
Gain (loss) on derivative instruments	13,805	(27,184)	47,190	(8,190)
Brokered natural gas	4,037	2,596	8,732	5,776
Other	2,662	2,016	5,994	3,527
	460,457	246,816	978,302	528,757
OPERATING EXPENSES
Direct operations	27,262	26,477	51,903	52,513
Transportation and gathering	120,544	107,560	244,018	217,213
Brokered natural gas	3,419	2,021	7,465	4,587
Taxes other than income	8,310	8,973	17,368	14,967
Exploration	3,959	3,738	10,157	10,121
Depreciation, depletion and amortization	144,322	147,533	279,422	309,420
Impairment of oil and gas properties	68,555	—	68,555	—
General and administrative (excluding stock-based compensation)	13,882	12,644	29,331	29,911
Stock-based compensation(1)	10,075	7,301	18,328	17,906
	400,328	316,247	726,547	656,638
Earnings (loss) on equity method investments	(1,286)	(73)	(2,569)	1,935
Gain (loss) on sale of assets	(1,403)	(878)	(1,626)	477
INCOME (LOSS) FROM OPERATIONS	57,440	(70,382)	247,560	(125,469)
Interest expense	20,619	21,963	41,390	46,338
Loss on debt extinguishment	—	4,709	—	4,709
Other (income) expense	(315)	302	109	804
Income (loss) before income taxes	37,136	(97,356)	206,061	(177,320)
Income tax expense (benefit)	15,609	(34,446)	78,814	(63,216)
NET INCOME (LOSS)	$21,527	$(62,910)	$127,247	$(114,104)
Earnings (loss) per share - Basic	$0.05	$(0.14)	$0.27	$(0.25)
Weighted-average common shares outstanding	464,768	465,068	465,057	448,455

(1) Includes the impact of the Company’s performance share awards, restricted stock and expense associated with the Supplemental Employee Incentive Plan.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	June 30, 2017	December 31, 2016
ASSETS
Current assets	$735,824	$715,881
Properties and equipment, net (Successful efforts method)	4,202,985	4,250,125
Other assets	280,650	156,563
	$5,219,459	$5,122,569

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$234,422	$257,812
Long-term debt, net	1,521,211	1,520,530
Deferred income taxes	617,332	579,447
Other liabilities	204,463	197,113
Stockholders' equity	2,642,031	2,567,667
	$5,219,459	$5,122,569

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$21,527	$(62,910)	$127,247	$(114,104)
Deferred income tax expense (benefit)	20,104	(35,322)	73,394	(64,294)
Impairment of oil and gas properties	68,555	—	68,555	—
(Gain) loss on sale of assets	1,403	878	1,626	(477)
Exploratory dry hole cost	—	18	2,842	18
(Gain) loss on derivative instruments	(13,805)	27,184	(47,190)	8,190
Net cash received (paid) in settlement of derivative instruments	1,204	11,305	(319)	11,305
Income charges not requiring cash	156,719	156,465	302,573	328,140
Changes in assets and liabilities	4,861	(12,440)	1,218	(16,488)
Net cash provided by operating activities	260,568	85,178	529,946	152,290

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(184,949)	(67,162)	(393,333)	(159,399)
Proceeds from sale of assets	1,101	—	1,475	49,828
Investment in equity method investments	(5,884)	(6,519)	(13,626)	(18,171)
Net cash used in investing activities	(189,732)	(73,681)	(405,484)	(127,742)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of debt	—	(64,000)	—	(477,000)
Treasury stock repurchases	(68,255)	—	(68,255)	—
Sale of common stock, net	—	1	—	995,279
Dividends paid	(23,276)	(9,300)	(32,582)	(17,582)
Tax withholdings on stock award vestings	(258)	(24)	(5,672)	(5,046)
Capitalized debt issuance costs	—	—	—	(3,223)
Other	2	—	39	—
Net cash provided by (used in) financing activities	(91,787)	(73,323)	(106,470)	492,428

Net increase in cash and cash equivalents	$(20,951)	$(61,826)	$17,992	$516,976

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
As reported - net income (loss)	$21,527	$(62,910)	$127,247	$(114,104)
Reversal of selected items:
Impairment of oil and gas properties	68,555	—	68,555	—
(Gain) loss on sale of assets	1,403	878	1,626	(477)
(Gain) loss on derivative instruments(1)	(12,601)	38,489	(47,509)	19,495
Loss on debt extinguishment	—	4,709	—	4,709
Drilling rig termination fees	—	—	—	3,188
Stock-based compensation expense	10,075	7,301	18,328	17,906
Tax effect on selected items	(24,916)	(18,647)	(15,150)	(16,268)
Net income (loss) excluding selected items	$64,043	$(30,180)	$153,097	$(85,551)
As reported - earnings (loss) per share	$0.05	$(0.14)	$0.27	$(0.25)
Per share impact of selected items	0.09	0.07	0.06	0.06
Earnings (loss) per share excluding selected items	$0.14	$(0.07)	$0.33	$(0.19)
Weighted-average common shares outstanding	464,768	465,068	465,057	448,455

(1) This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in gain (loss) on derivative instruments in the Condensed Consolidated Statement of Operations.

Discretionary Cash Flow Calculation and Reconciliation

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Net income (loss)	$21,527	$(62,910)	$127,247	$(114,104)
Plus (less):
Deferred income tax expense (benefit)	20,104	(35,322)	73,394	(64,294)
Impairment of oil and gas properties	68,555	—	68,555	—
(Gain) loss on sale of assets	1,403	878	1,626	(477)
Exploratory dry hole cost	—	18	2,842	18
(Gain) loss on derivative instruments	(13,805)	27,184	(47,190)	8,190
Net cash received (paid) in settlement of derivative instruments	1,204	11,305	(319)	11,305
Income charges not requiring cash	156,719	156,465	302,573	328,140
Discretionary cash flow	255,707	97,618	528,728	168,778
Changes in assets and liabilities	4,861	(12,440)	1,218	(16,488)
Net cash provided by operating activities	$260,568	$85,178	$529,946	$152,290

EBITDAX Calculation and Reconciliation

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Net income (loss)	$21,527	$(62,910)	$127,247	$(114,104)
Plus (less):
Loss on debt extinguishment	—	4,709	—	4,709
Interest expense	20,619	21,963	41,390	46,338
Other (income) expense	(315)	302	109	804
Income tax expense (benefit)	15,609	(34,446)	78,814	(63,216)
Depreciation, depletion and amortization	144,322	147,533	279,422	309,420
Impairment of oil and gas properties	68,555	—	68,555	—
Exploration	3,959	3,738	10,157	10,121
(Gain) loss on sale of assets	1,403	878	1,626	(477)
Non-cash (gain) loss on derivative instruments	(12,601)	38,489	(47,509)	19,495
(Earnings) loss on equity method investments	1,286	73	2,569	(1,935)
Stock-based compensation	10,075	7,301	18,328	17,906
EBITDAX	$274,439	$127,630	$580,708	$229,061

Net Debt Reconciliation

(In thousands)	June 30, 2017	December 31, 2016
Total debt	$1,521,211	$1,520,530
Stockholders’ equity	2,642,031	2,567,667
Total capitalization	$4,163,242	$4,088,197

Total debt	$1,521,211	$1,520,530
Less: Cash and cash equivalents	(516,534)	(498,542)
Net debt	$1,004,677	$1,021,988

Net debt	$1,004,677	$1,021,988
Stockholders’ equity	2,642,031	2,567,667
Total adjusted capitalization	$3,646,708	$3,589,655

Total debt to total capitalization ratio	36.5%	37.2%
Less: Impact of cash and cash equivalents	8.9%	8.7%
Net debt to adjusted capitalization ratio	27.6%	28.5%

Capital Expenditures

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Cash paid for capital expenditures	$184,949	$67,162	$393,333	$159,399
Change in accrued capital costs	10,103	3,716	16,798	3,167
Exploratory dry hole cost	—	(18)	(2,842)	(18)
Capital expenditures	$195,052	$70,860	$407,289	$162,548